Exhibit 99.1

Community Bankers Trust Corporation Reports Results for Third Quarter of 2019

Net income was $4.6 million for the third quarter and $11.7 million for the first nine months of 2019.

Conference Call on Friday, October 25, 2019, at 10:00 a.m. Eastern Time

Richmond, VA, October 25, 2019 - Community Bankers Trust Corporation (the “Company”) (NASDAQ: ESXB), the holding company for Essex Bank (the “Bank”), today reported results for the third quarter and first nine months of 2019.

Income Statement- Three Months ended September 30, 2019 compared with Three Months ended June 30, 2019

•	Net income of $4.6 million for the third quarter of 2019 is an increase of $1.1 million, or 30.2%, on a linked quarter basis.
•	Net interest income increased $1.4 million, or 11.8%.
•	Net interest margin was 4.02% in the third quarter of 2019, driven by an increase of $1.1 million in interest income on the purchased credit impaired (“PCI”) portfolio, compared with a net interest margin of 3.69% the previous quarter.
•	There was no provision for loan losses in the third quarter of 2019 compared with $125,000 in the second quarter of 2019.
•	Basic earnings per common share were $0.21 in third quarter compared with $0.16 in the second quarter.
•	Return on average assets, annualized, was 1.29% and return on average equity, annualized, was 12.24% in the third quarter.

Income Statement- Nine Months ended September 30, 2019 compared with Nine Months ended September 30, 2018

•	Net income of $11.7 million is an increase of $1.3 million, or 12.9%.
•	Interest and dividend income of $49.2 million is an increase of $5.4 million, or 12.4%.
•	Interest and fees on loans increased $4.1 million, or 12.1%.
•	Net interest income increased $2.5 million, or 7.0%.
•	Return on average assets, annualized, was 1.10% and return on average equity, annualized, was 10.71% for the first nine months of 2019.

Income Statement- Three Months ended September 30, 2019 compared with Three Months ended September 30, 2018

•	Net income of $4.6 million for the third quarter of 2019 is an increase year over year of $658,000, or 16.6%.
•	Interest and dividend income increased $2.3 million, or 15.3%, in the third quarter of 2019 over the same period in 2018, led by interest and fees on loans, which increased $1.3 million, or 10.9%.
•	Net interest income increased $1.4 million, or 12.0%, year over year.
•	Noninterest income increased by $300,000, or 24.8%.

Balance Sheet- Year-over-Year September 30, 2019 compared with September 30, 2018

•	Loans grew $72.1 million, or 7.5%, from $962.4 million at September 30, 2018 to $1.035 billion at September 30, 2019.
•	Noninterest bearing deposits grew $24.1 million, or 15.2%, year over year and totaled $183.0 million, representing 15.5% of total deposits, an increase from 14.0% one year ago.
•	Deposits increased $43.4 million, or 3.8%.
•	Other real estate owned (“OREO”) was $4.7 million at September 30, 2019, having increased by a longstanding nonperforming loan that moved to OREO.
•	Shareholder’s equity increased by $20.8 million, or 15.8%, year over year.
•	The ratio of nonperforming loans to total loans at September 30, 2019 was 0.56% versus 0.92% one year prior.
•	The ratio of allowance for loan losses to nonaccrual loans at September 30, 2019 was 146.10% versus 101.11% one year ago.

MANAGEMENT COMMENTS

Rex L. Smith, III, President and Chief Executive Officer, stated, “I am delighted at the progress the Company made on numerous fronts in the third quarter. The results are very encouraging both year over year and on a linked quarter basis. Our rate of growth for loans and noninterest bearing deposits is better than expected for this time of year. Net income continues on a strong positive path as it increased approximately 13% year over year. Credit quality remains strong, and the change in OREO resulted from the push for final resolution of one of our oldest and largest non-performing loans.

Smith added, “This quarter shows the value that remains in the PCI portfolio, as it continues to provide strong earnings. While not always consistent period to period, there is the potential for meaningful income to realize for many more years. We have managed a flexible balance sheet that can continue to grow earnings in the forecasted rate environment, and we continue to focus on operating efficiencies.”

RESULTS OF OPERATIONS

Overview

Linked Quarter Basis

Net income of $4.6 million for the third quarter of 2019 was an increase of $1.1 million, or 30.2%, compared with net income of $3.5 million for the second quarter of 2019. Earnings per common share were $0.21, basic, and $0.20, fully diluted, in the third quarter of 2019 compared with $0.16 basic and fully diluted for the quarter ended June 30, 2019. The increase in net income on a linked quarter basis was primarily attributable to an increase of $1.4 million, or 11.8%, in net interest income, a decrease of $125,000 in provision for loan losses and an increase of $60,000 in noninterest income. These net increases were offset by an increase of $239,000 in noninterest expenses and an increase of $296,000 in income tax expense.

Two separate items of note occurred during the quarter. First, a $1.1 million payoff of a loan within the PCI portfolio was received. The PCI portfolio contains six separate pools, two of which, due to the uncertain nature of the cash flows, have no carrying value. This $1.1 million payoff was in one of those pools, the Acquisition, Development and Construction (ADC) pool, resulting in the entire payment being interest income. The other item was the migration of a $4.0 million nonperforming loan, charged down by $200,000 and moved into the OREO category at $3.8 million. As a part of this transaction, the Bank paid delinquent real estate taxes in the amount of $624,000 on this property, all of which was expensed in the current quarter.

Year-Over-Year Nine Months

Net income was $11.7 million for the first nine months of 2019 compared with $10.3 million for the same period in 2018. This is an increase of $1.3 million, or 12.9%. Interest and dividend income increased by $5.4 million, or 12.4%, and noninterest income increased by $597,000, or 17.7%. Offsetting these increases to net income were increases of $3.0 million in interest expense, $1.2 million in noninterest expense, $125,000 in provision for loan losses and $376,000 in income tax expense. Earnings per common share, basic and fully diluted, were $0.52 for the first nine months of 2019 compared with $0.47, basic, and $0.46, fully diluted, for the first nine months of 2018.

Year-Over-Year Quarter

Net income of $4.6 million for the third quarter of 2019 was an increase of $658,000, or 16.6%, compared with third quarter 2018 net income of $4.0 million. Interest and dividend income increased by $2.3 million in the third quarter of 2019 compared with the same period in 2018, driven by interest and fees on loans, which increased $1.3 million, and interest and fees on PCI loans, which increased $1.1 million, primarily from the $1.1 million payment noted above. Noninterest income increased by $300,000 year over year. Offsetting these increases was an increase of $939,000 in noninterest expenses, an increase of $877,000 in interest expense and an increase of $142,000 in income tax expense.

The following table presents summary income statements for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018 and the nine months ended September 30, 2019 and September 30, 2018.

SUMMARY INCOME STATEMENT

(Dollars and shares in thousands, except per share amounts)

	For the three months ended			For the nine months ended
	30-Sep-19	30-Jun-19	30-Sep-18	30-Sep-19	30-Sep-18
Interest income	$17,460	$15,906	$15,144	$49,172	$43,733
Interest expense	4,041	3,906	3,164	11,628	8,639
Net interest income	13,419	12,000	11,980	37,544	35,094
Provision for loan losses	-	125	-	125	-
Net interest income after provision for loan losses	13,419	11,875	11,980	37,419	35,094
Noninterest income	1,511	1,451	1,211	3,976	3,379
Noninterest expense	9,230	8,991	8,291	27,061	25,844
Income before income taxes	5,700	4,335	4,900	14,334	12,629
Income tax expense	1,087	791	945	2,674	2,298
Net income	$4,613	$3,544	$3,955	$11,660	$10,331
EPS Basic	$0.21	$0.16	$0.18	$0.52	$0.47
EPS Diluted	$0.20	$0.16	$0.17	$0.52	$0.46
Fully Diluted share count	22,561	22,433	22,627	22,475	22,576
Return on average assets, annualized	1.29%	1.01%	1.16%	1.10%	1.02%
Return on average equity, annualized	12.24%	9.79%	12.08%	10.71%	10.79%

Net Interest Income

Linked Quarter Basis

Net interest income was $13.4 million for the quarter ended September 30, 2019 compared with $12.0 million for the quarter ended June 30, 2019. This is an increase of $1.4 million, or 11.8%.

Interest and dividend income on a linked quarter basis increased $1.6 million, or 9.8%, to $17.5 million for the third quarter of 2019. Interest income with respect to loans, excluding PCI loans, increased $547,000, or 4.3%, during the third quarter when compared with the second quarter of 2019. This increase was attributed to continued loan growth on a linked quarter basis. The average balance of loans, excluding PCI loans, increased $26.0 million, or 10.3%, on an annualized basis. The yield on loans increased, from 5.01% in the second quarter of 2019 to 5.04% in the third quarter of 2019. Interest income with respect to PCI loans was $2.3 million in the third quarter of 2019 and $1.3 million in the second quarter of 2019. The increase in income in the PCI portfolio was driven by a $1.1 million payoff of a loan in the ADC portfolio. Interest income on securities decreased $49,000 on a linked quarter basis and the average balance on the portfolio declined $3.5 million.

Securities income equaled $1.9 million on a tax-equivalent basis for the third quarter of 2019 compared with $2.0 million in the second quarter of 2019. The tax-equivalent yield on the securities portfolio was 3.17% in the third quarter of 2019 compared with a tax-equivalent yield of 3.23% in the second quarter of 2019. Tax-exempt securities balances declined by $9.5 million, on average, during the third quarter of 2019. Call activity has increased in both taxable and tax-exempt securities due to the current rate environment, and $2.8 million in municipal bonds were called during the third quarter of 2019. This is having a negative impact on the yield realized on the portfolio.

The combination of various tax-equivalent yields within the asset mix resulted in a yield on earning assets of 5.23% for the third quarter of 2019 compared with 4.88% in the second quarter of 2019. The receipt of cash basis income on the PCI portfolio, due to improved economic conditions, subsequent to the acquisition date in 2009, has resulted in better than forecasted performance and may produce recurring but unpredictable income over the remaining life of these loans. Excluding the $1.1 million payment, the yield on the PCI portfolio would have been 13.81% compared with the actual yield of 26.07%. The yield on earning assets would have been 4.90% compared with the actual yield of 5.23%. The interest spread would have been 3.41% compared with the actual interest spread of 3.74% and the net interest margin would have been 3.70% compared with the actual net interest margin of 4.02%.

Interest expense of $4.0 million in the third quarter of 2019 was an increase of $135,000, or 3.5%, on a linked quarter basis. Interest on deposits increased $109,000, or 3.0%. Interest on borrowed funds increased by $26,000, or 8.2%. Average interest bearing deposits decreased by $8.2 million, or 0.8%. The cost of interest bearing deposits increased from 1.41% in the second quarter of 2019 to 1.45% in the third quarter of 2019. The increased rates paid on interest bearing deposits and on short-term borrowings resulted in an increase in the cost of interest bearing liabilities from 1.45% in the second quarter of 2019 to 1.49% in the third quarter of 2019.

With the changes in net interest income noted above, the tax-equivalent net interest margin increased from 3.69% in the second quarter of 2019 to 4.02% in the third quarter of 2019. Likewise, the interest spread increased from 3.43% to 3.74% on a linked quarter basis.

Year-Over-Year Nine Months

Net interest income was $37.5 million for the first nine months of 2019, or an increase of $2.5 million, or 7.0%, when comparing the first nine months of 2018 and 2019. The yield on earning assets was 5.02% for the first nine months of 2019 compared with 4.67% for the first nine months of 2018. Interest and fees on loans of $38.2 million in the first nine months of 2019 was an increase of $4.1 million compared with $34.1 million for the same period in 2018. Interest and fees on PCI loans, including the $1.1 million ADC payment noted above, increased $940,000 over this same time frame. For the first nine months of 2019 compared with the same period in 2018, securities income increased $265,000. On a tax-equivalent basis the increase was $158,000. The average balance of tax-exempt securities declined $18.8 million, thus reducing the benefit received on a tax-equivalent basis on these securities. The tax-equivalent yield on the portfolio increased and was 3.17% for the first nine months of 2019 compared with 3.10% for the same period in 2018.

Interest expense of $11.6 million represented an increase of $3.0 million, or 34.6%, in the first nine months of 2019 compared with the same period in 2018. Average interest bearing liabilities increased $19.0 million, or 1.8%. The cost of interest bearing liabilities increased from 1.09% for the first nine months of 2018 to 1.44% for the first nine months of 2019. Driving the increase was growth of $65.5 million, or 11.5%, in the average balance of time deposits, from $569.0 million for the first nine months of 2018 to $634.4 million for the same period in 2019. This growth in time deposits, as a result of higher rates, came partly from a shift away from savings and money market accounts, which experienced a decline of $13.2 million in average balances between the comparison periods. Additionally, time deposit growth included a shift out of FHLB and other borrowings, which reflected an average balance decline of $35.0 million, or 35.2%, over the two nine-month comparison periods.

The tax-equivalent net interest margin was 3.84% for the first nine months of 2019 compared with 3.76% for the first nine months of 2018. The yield on earning assets increased by 35 basis points over this time frame. The competition for funding, however, pushed the cost of interest bearing liabilities up an equal amount, 35 basis points, from 1.09% to 1.44%. The net interest spread was 3.58% for the first nine months of each of 2018 and 2019. The net interest margin of 3.84% for the first nine months of 2019 is an increase from 3.76% for the first nine months of 2018. The net interest margin has been enhanced by growth in the average balance of noninterest bearing deposits of $18.2 million, or 11.9%, and in shareholders’ equity of $17.6 million, or 13.8%. Excluding the $1.1 million ADC loan payment the yield on the PCI portfolio would have been 13.72%, the yield on earning assets would have been 4.91%, the interest spread would have been 3.47% and the net interest margin would have been 3.73%.

Year-Over-Year Quarter

Net interest income increased $1.4 million, or 12.0%, from the third quarter of 2018 to the third quarter of 2019. Net interest income was $13.4 million in the third quarter of 2019 compared with $12.0 million for the same period in 2018. Interest and fees on loans increased by $1.3 million, or 10.9%, year over year, and was $13.2 million for the third quarter of 2019. Interest and fees on PCI loans of $2.3 million is an increase of $1.1 million, driven by the $1.1 million ADC payment. The average balance of loans, excluding PCI loans, was $965.8 million for the third quarter of 2018 and increased by $71.7 million, or 7.4%, in the third quarter of 2019. The yield on loans also increased, year over year, and was 4.89% in the third quarter of 2018 and increased by 15 basis points to 5.04% in the third quarter of 2019.

Interest income on securities of $1.8 million was a year-over-year decrease of $48,000. Interest income on securities, on a tax-equivalent basis, was $1.9 million in the third quarter of 2019, which was a decrease of $95,000 compared with the third quarter of 2018. This decrease was driven both by average balance and yield. The average balance of the securities portfolio decreased $8.7 million year over year. Additionally, on a tax-equivalent basis, the yield on investment securities decreased four basis points and was 3.17% in the third quarter of 2019 and 3.21% in the third quarter of 2018.

Interest expense increased $877,000, or 27.7%, when comparing the third quarter of 2019 and the third quarter of 2018. Interest expense on deposits increased $999,000, or 37.0%, as the average balance of interest bearing deposits increased $39.9 million, or 4.1%. The increase in deposit cost was driven by an increase in time deposit average balances, which increased $39.2 million, or 6.6%, year over year. The cost of time deposits increased from 1.56% to 2.06%, which resulted in an increase in the cost of total interest bearing deposits from 1.10% to 1.45%, over the same time frame. FHLB and other borrowings decreased, on average, $28.7 million year over year, and there was a slight increase in the rate paid, from 1.98% in the third quarter of 2018 to 1.99% in the third quarter of 2019. Overall, the Bank’s cost of interest bearing liabilities increased 31 basis points, from 1.18% in the third quarter of 2018 to 1.49% in the third quarter of 2019.

The tax-equivalent net interest margin increased 25 basis points, from 3.77% in the third quarter of 2018 to 4.02% in the third quarter of 2019. Likewise, the interest spread increased from 3.58% to 3.74% over the same time period.  The increase in the margin was precipitated by the increase of $2.4 million in loan income, including the PCI loan payoff, and from an increase in the average balances in noninterest bearing deposits of $24.0 million and shareholders’ equity of $19.7 million.

The following table compares the Company's net interest margin, on a tax-equivalent basis, for the three months ended September 30, 2019, June 30, 2019, September 30, 2018 and the nine months ended September 30, 2019 and September 30, 2018.

NET INTEREST MARGIN

(Dollars in thousands)

	For the three months ended
	30-Sep-19	30-Jun-19	30-Sep-18
Average interest earning assets	$1,332,698	$1,316,422	$1,274,435
Interest income	$17,460	$15,906	$15,144
Interest income - tax-equivalent	$17,555	$16,018	$15,285
Yield on interest earning assets	5.23%	4.88%	4.76%
Average interest bearing liabilities	$1,012,234	$1,080,315	$1,065,268
Interest expense	$4,041	$3,906	$3,164
Cost of interest bearing liabilities	1.49%	1.45%	1.18%
Net interest income	$13,419	$12,000	$11,980
Net interest income - tax-equivalent	$13,514	$12,112	$12,121
Interest spread	3.74%	3.43%	3.58%
Net interest margin	4.02%	3.69%	3.77%

	For the nine months ended
	30-Sep-19	30-Sep-18
Average interest earning assets	$1,318,014	$1,265,026
Interest income	$49,172	$43,733
Interest income - tax-equivalent	$49,505	$44,173
Yield on interest earning assets	5.02%	4.67%
Average interest bearing liabilities	$1,080,395	$1,061,432
Interest expense	$11,628	$8,639
Cost of interest bearing liabilities	1.44%	1.09%
Net interest income	$37,544	$35,094
Net interest income - tax-equivalent	$37,877	$35,534
Interest spread	3.58%	3.58%
Net interest margin	3.84%	3.76%

Provision for Loan Losses

The Company records a separate provision for loan losses for its loan portfolio, excluding PCI loans, and the PCI loan portfolio. There was no provision for loan losses on the loan portfolio, excluding PCI loans, during the third quarter of 2019 compared with $125,000 in provision for loan losses in the second quarter of 2019 and no provision in the third quarter of 2018. The provision recognized in the second quarter of 2019 was due to loan growth of $26.3 million, or 2.6%, during the quarter and an uptick in delinquencies less than 90 days past due and still accruing interest. There was no provision for loan losses on the PCI loan portfolio during the first three quarters of 2019 or 2018. Additional discussion of loan quality is presented below.

Noninterest Income

Linked Quarter Basis

Noninterest income was $1.5 million for the third quarter of 2019, an increase of $60,000 compared with the second quarter of 2019. Other noninterest income of $346,000 was an increase of $124,000 from the second quarter of 2019. The linked quarter increase was primarily the result of life insurance proceeds of $120,000 recognized in the third quarter of 2019 from death benefits associated with a former Board member and a retired Senior Vice President. Mortgage loan income in the third quarter of 2019 was $176,000, an increase of $76,000 over the second quarter of 2019. Service charges on deposit accounts were $758,000, an increase of $51,000, or 7.2%, over the second quarter of 2019. Securities gains of $50,000 in the third quarter of 2019 compared with securities gains of $238,000 in the second quarter of 2019, a decline of $188,000.

Year-Over-Year Nine Months

Noninterest income was $4.0 million for the first nine months of 2019, an increase of $597,000, or 17.7%, compared with $3.4 million for the first nine months of 2018. Service charges and fees, driven by an increase in deposits, were $2.1 million for the first nine months of 2019, an increase of $256,000 compared with the same period in 2018. Other noninterest income was $744,000 for the first nine months of 2019, an increase of $222,000 versus the first nine months of 2018. The 2019 period benefited from the receipt of life insurance proceeds of $120,000, dividends on an equity investment of $45,000 and swap fee income of $35,000. Gain on securities transactions increased $192,000 and was $274,000 for the first nine months of 2019 compared with $82,000 for the same period in 2018. Mortgage loan income of $338,000, driven by low interest rates and refinance activity, increased by $50,000 in the first nine months of 2019 compared with the same period in 2018. Gain on sale of loans declined by $118,000 in the first nine months of 2019 compared with the same period in 2018.

Year-Over-Year Quarter

Noninterest income increased $300,000, or 24.8%, and was $1.5 million in the third quarter of 2019 compared with $1.2 million for the third quarter of 2018. Other noninterest income increased by $175,000, driven by life insurance proceeds of $120,000, equity investment dividends of $45,000 and swap fee income of $35,000. Service charges and fees were $758,000 in the third quarter of 2019 and increased $132,000 year over year. Mortgage loan income of $176,000 in the third quarter of 2019 was an increase of $79,000 over the same period in 2018. Gain on sale of loans declined $65,000 in the third quarter of 2019 compared with the same period in 2018, and gain(loss) on securities transactions, net declined from $68,000 in the third quarter of 2018 to $50,000 in the same period in 2019.

Noninterest Expenses

Linked Quarter Basis

Noninterest expenses totaled $9.2 million for the third quarter of 2019, as compared with $9.0 million for the second quarter of 2019, an increase of $239,000, or 2.7%. Other real estate expenses, net increased by $460,000, affected by $624,000 in delinquent real estate taxes paid by the Bank to take title to a past due loan that was moved to OREO. Additionally, there were gains from the sale of other properties recorded in other real expenses, net of $98,000 in the third quarter of 2019 compared with net losses of $76,000 in the prior quarter. Offsetting increases to noninterest expenses was a decrease of $158,000 in FDIC assessment costs and a decrease of $106,000 in occupancy expenses.

Year-Over-Year Nine Months

Noninterest expenses were $27.1 million for the first nine months of 2019, as compared with $25.8 million for the same period in 2018. This is an increase of $1.2 million, or 4.7%. Other real estate expenses, net increased $504,000, and were $662,000 for the first nine months of 2019, compared with $158,000 for the same period in 2018. The major cause for the increase was the payment of $624,000 in past due taxes noted above. Expense in 2019 has been reduced by gain on sale of other properties. Occupancy expenses increased $301,000, or 12.7%. Data processing fees increased $274,000, or 18.7% and were $1.7 million for the first nine months of 2019. Other operating expenses increased $247,000 and were $4.6 million for the first nine months of 2019. Equipment expenses increased by $128,000 and were $1.2 million for the first nine months of 2019. Offsetting these increases, the FDIC assessment decreased $283,000 for the first nine months of 2019 compared with the same period in 2018.

Year-Over-Year Quarter

Noninterest expenses were $9.2 million in the third quarter of 2019 and increased $939,000, or 11.3%, compared with the same period in 2018. Other real estate expenses, net increased by the largest dollar amount, $502,000, and were $565,000 for the third quarter of 2019 compared with $63,000 for the third quarter of 2018. Salaries and employee benefits increased by $260,000, or 5.2%, and were $5.3 million for the third quarter of 2019. Other operating expenses increased by $212,000 year over year and were $1.6 million in the third quarter of 2019. Data processing fees of $594,000 in the third quarter of 2019 were $112,000 greater than one year earlier.

The following table compares the Company's other operating expenses included in noninterest expenses for the three months ended September 30, 2019, June 30, 2019, December 31, 2018 and September 30, 2018.

OTHER OPERATING EXPENSES

(Dollars in thousands)	For the three months ended
	30-Sep-19	30-Jun-19	31-Dec-18	30-Sep-18
Bank franchise tax	$220	$220	$179	$37
Telephone and internet line	53	50	53	50
Stationery, printing and supplies	152	151	163	160
Marketing expense	117	151	146	156
Credit expense	229	239	128	180
Outside vendor fees	152	159	177	155
Other expenses	665	589	619	638
Total other operating expenses	$1,588	$1,559	$1,465	$1,376

Income Taxes

Income tax expense was $1.1 million for the three months ended September 30, 2019, compared with income tax expense of $791,000 for the second quarter of 2019 and $945,000 for the third quarter of 2018. For the nine months ended September 30, 2019, income tax expense was $2.7 million compared with $2.3 million for the first nine months of 2018. The effective tax rate for the third quarter of 2019 was 19.1% versus 18.2% for the second quarter of 2019 and 19.3% in the third quarter of 2018. For the first nine months of 2019, the effective tax rate was 18.7% and, for the same period in 2018, it was 18.2%. The increase in the effective tax rate was primarily from lower tax-exempt income from municipal securities.

FINANCIAL CONDITION

Total assets increased $29.5 million, or 2.1%, during the first nine months of 2019 to $1.423 billion at September 30, 2019. Total assets increased $72.3 million, or 5.4%, since September 30, 2018. Total loans, excluding PCI loans, were $1.035 billion at September 30, 2019, increasing $40.8 million, or 4.1%, from year end 2018 and $72.1 million, or 7.5%, from September 30, 2018.  Total PCI loans were $34.0 million at September 30, 2019 versus $38.3 million at year end 2018 and $39.1 million at September 30, 2018.

During the third quarter of 2019, loan growth, excluding PCI loans, was $10.3 million, or 1.0%. Multifamily loans grew by $16.5 million during the third quarter and were $73.8 million and 7.1% of total loans. Commercial mortgage loans, the largest category of loans, grew by $4.3 million during the third quarter and were $393.1 million at September 30, 2019 and 38.0% of total loans. Residential 1 – 4 family loans were $222.0 million at September 30, 2019, 21.5% of total loans, and grew by $2.3 million, or 1.1%, during the third quarter. Construction and land development loans declined by $6.0 million, or 4.4%, during the third quarter of 2019 and at $131.0 million were 12.7% of total loans at September 30, 2019. The primary factor for this decline was moving a $4.0 million nonperforming loan out of this category into OREO. Commercial loans of $186.0 million at September 30, 2019 were 18.0% of total loans as this category declined $5.0 million, or 2.6%, during the third quarter.

During the first nine months of 2019, loans, excluding PCI loans, grew by $40.8 million, or 4.1%. Multifamily loans grew $14.2 million, or 23.9%. Commercial mortgage loans grew $13.2 million, or 3.5%. Construction and land development loans grew $10.6 million, or 8.8%. Residential 1 – 4 family loans grew $5.7 million, or 2.7%. Offsetting these increases was a decline in commercial loans of $2.7 million, or 1.4%.

When comparing September 30, 2019 and September 30, 2018, three categories fueled loan growth, excluding PCI loans, of $72.1 million, or 7.5%. Commercial mortgage loans grew $34.6 million, or 9.6%. Multifamily loans grew $21.5 million, or 41.2%, and commercial loans grew $15.7 million, or 9.2%. Additionally, residential 1 – 4 family loans increased by $5.8 million, or 2.7% and agriculture loans increased $1.4 million, or 17.2%. Construction and land development loans declined $4.0 million, or 3.0%. Consumer installment loans declined $1.3 million, or 9.5%. Second mortgages and all other loans declined by $795,000 and $785,000, respectively.

The following table shows the composition of the Company's loan portfolio, excluding PCI loans, at September 30, 2019, June 30, 2019, December 31, 2018 and September 30, 2018.

LOANS (excluding PCI loans)

(Unaudited)

(Dollars in thousands)	30-Sep-19		30-Jun-19		31-Dec-18		30-Sep-18
	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Mortgage loans on real estate:
Residential 1-4 family	$222,003	21.46%	$219,690	21.45%	$216,268	21.77%	$216,203	22.46%
Commercial	393,064	38.00	388,750	37.95	379,904	38.23	358,490	37.25
Construction and land development	130,977	12.66	136,951	13.37	120,413	12.12	135,021	14.03
Second mortgages	6,384	0.62	6,803	0.66	6,778	0.68	7,179	0.75
Multifamily	73,774	7.13	57,251	5.59	59,557	5.99	52,255	5.43
Agriculture	9,457	0.91	10,617	1.04	8,370	0.84	8,066	0.84
Total real estate loans	835,659	80.78	820,062	80.06	791,290	79.63	777,214	80.76
Commercial loans	185,999	17.98	191,032	18.66	188,722	18.99	170,310	17.70
Consumer installment loans	11,883	1.15	11,603	1.13	12,048	1.21	13,135	1.36
All other loans	981	0.09	1,553	0.15	1,645	0.17	1,766	0.18
Gross loans	1,034,522	100.00%	1,024,250	100.00%	993,705	100.00%	962,425	100.00%
Allowance for loan losses	(8,393)		(8,819)		(8,983)		(8,993)
Loans, net of unearned income	$1,026,129		$1,015,431		$984,722		$953,432

The Company’s securities portfolio, excluding restricted equity securities, decreased $20.5 million, or 8.2%, since year end 2018 to total $228.4 million at September 30, 2019. Securities balances decreased $23.9 million during the third quarter of 2019. There were $6.1 million in purchases, $12.3 million in maturities, $11.7 million in sales and $2.8 million in bonds called during the third quarter of 2019. Net gains of $50,000 were realized during the third quarter of 2019 through sales and call activity. For the first nine months of 2019, there were net gains of $274,000 realized through sales and call activity. Securities decreased $15.8 million from September 30, 2019 to September 30, 2018. The Company actively manages the portfolio to improve its liquidity and maximize the return within the desired risk profile.

The Company had cash and cash equivalents of $36.8 million, $34.2 million and $24.3 million at September 30, 2019, December 31, 2018 and September 30, 2018, respectively. There were federal funds purchased of $71,000 at September 30, 2019, $19.4 million at December 31, 2018 and $10.0 million at September 30, 2018. There were federal funds sold of $240,000 at September 30, 2018. Interest bearing bank deposits were $13.7 million at September 30, 2019 compared with $15.9 million at December 31, 2018 and $11.2 million at September 30, 2018.

The following table shows the composition of the Company's securities portfolio, excluding restricted equity securities, at September 30, 2019, December 31, 2018 and September 30, 2018.

SECURITIES PORTFOLIO
(Dollars in thousands)	30-Sep-19		31-Dec-18		30-Sep-18
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue	$7,991	$7,957	$13,460	$13,124	$14,976	$14,476
U.S. Government agencies	23,098	22,955	24,689	24,609	20,002	19,985
State, county, and municipal	90,806	94,670	112,465	112,542	117,557	115,744
Mortgage backed securities	46,798	47,794	46,877	46,417	41,675	40,747
Asset backed securities	10,703	10,708	5,342	5,411	5,461	5,518
Corporate	6,011	6,075	4,685	4,623	4,186	4,133
Total securities available for sale	$185,407	$190,159	$207,518	$206,726	$203,857	$200,603

	30-Sep-19		31-Dec-18		30-Sep-18
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
U.S. Government agencies	$10,000	$9,964	$10,000	$9,790	$10,000	$9,680
State, county, and municipal	28,213	29,167	32,108	32,463	33,559	33,515
Total securities held to maturity	$38,213	39,131	$42,108	$42,253	$43,559	$43,195

Interest bearing deposits at September 30, 2019 were $994.2 million, a decrease of $5.6 million from December 31, 2018. Interest bearing deposits are $19.2 million greater than at September 30, 2018. During 2019, NOW accounts declined $18.3 million, or 11.0% and were $147.6 million at September 30, 2019. Time deposits less than or equal to $250,000 decreased $1.4 million and total $483.7 million at September 30, 2019. Time deposits over $250,000 grew by $7.3 million during 2019 and were $136.2 million at September 30, 2019. Savings accounts grew $3.5 million during 2019 and total $96.4 million. Money market deposit accounts, $130.3 million at September 30, 2019, grew $3.3 million, or 2.6%, during the first nine months of 2019.

The following table compares the mix of interest bearing deposits at September 30, 2019, June 30, 2019, December 31, 2018 and September 30, 2018.

INTEREST BEARING DEPOSITS

(Unaudited)
(Dollars in thousands)
	30-Sep-19	30-Jun-19	31-Dec-18	30-Sep-18
NOW	$147,639	$163,224	$165,946	$147,026
MMDA	130,263	130,720	126,933	128,277
Savings	96,388	94,508	92,910	94,972
Time deposits less than or equal to $250,000	483,745	508,598	485,155	491,044
Time deposits over $250,000	136,206	138,759	128,945	113,715
Total interest bearing deposits	$994,241	$1,035,809	$999,889	$975,034

FHLB advances were $73.7 million at September 30, 2019, compared with $59.4 million at December 31, 2018 and $63.8 million at September 30, 2018.

Shareholders’ equity was $152.6 million at September 30, 2019, $137.5 million at December 31, 2018 and $131.8 million at September 30, 2018. Shareholders’ equity to assets was 10.7% at September 30, 2019, 9.9% at December 31, 2018 and 9.8% at September 30, 2018.

Asset Quality – non-covered assets

The allowance for loan losses equaled 146.1% of nonaccrual loans at September 30, 2019, compared with 79.9% at June 30, 2019, 94.6% at December 31, 2018 and 101.1% at September 30, 2018. The ratio of nonperforming assets to loans and OREO was 1.01% at September 30, 2019, 1.17% at June 30, 2019, 1.07% at December 31, 2018 and 1.10% at September 30, 2018.

The following table reconciles the activity in the Company's non-covered allowance for loan losses, by quarter, for the past five quarters.

ALLOWANCE FOR LOAN LOSSES
(Unaudited)
(Dollars in thousands)	2019			2018
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$8,819	$8,661	$8,983	$8,993	$9,089
Provision for loan losses	-	125	-	-	-
Net (charge-offs) recoveries	(426)	33	(322)	(10)	(96)
End of period	$8,393	$8,819	$8,661	$8,983	$8,993

The following table sets forth selected asset quality data, excluding PCI loans, and ratios for the dates indicated.

ASSET QUALITY (excluding PCI loans)
(Unaudited)
(Dollars in thousands)	2019			2018
	30-Sep-19	30-Jun-19	31-Mar-19	31-Dec-18	30-Sep-18
Nonaccrual loans	$5,746	$11,045	$10,990	$9,500	$8,894
Total nonperforming loans	5,746	11,045	10,990	9,500	8,894
Other real estate owned	4,740	983	1,225	1,099	1,732
Total nonperforming assets	$10,486	$12,028	$12,215	$10,599	$10,626
Allowance for loan losses to loans	0.81%	0.86%	0.87%	0.90%	0.93%
Allowance for loan losses to nonaccrual loans	146.10%	79.85%	78.81%	94.57%	101.11%
Nonperforming assets to loans and other real estate	1.01%	1.17%	1.22%	1.07%	1.10%
Net charge-offs/(recoveries) for quarter to average loans, annualized	0.16%	(0.01)%	0.13%	0.00%	0.04%

A further breakout of nonaccrual loans, excluding PCI loans, at September 30, 2019, December 31, 2018 and September 30, 2018 is below.

NONACCRUAL LOANS (excluding PCI loans)

(Unaudited)

(Dollars in thousands)	30-Sep-19	31-Dec-18	30-Sep-18
	Amount	Amount	Amount
Mortgage loans on real estate:
Residential 1-4 family	$1,349	$1,257	$1,530
Commercial	1,059	2,123	2,243
Construction and land development	406	4,571	4,610
Agriculture	2,494	-	-
Total real estate loans	$5,308	$7,951	$8,383
Commercial loans	431	1,549	506
Consumer installment loans	7	-	5
Gross loans	$5,746	$9,500	$8,894

Capital Requirements

The Bank’s ratio of total risk-based capital was 13.8% at September 30, 2019 compared with 13.3% at December 31, 2018. The tier 1 risk-based capital ratio was 13.1% at September 30, 2019 and 12.6% at December 31, 2018. The Bank’s tier 1 leverage ratio was 10.7% at September 30, 2019 and 10.2% at December 31, 2018.  All capital ratios exceed regulatory minimums to be considered well capitalized. BASEL III introduced the common equity tier 1 capital ratio, which was 13.1% at September 30, 2019 and 12.6% at December 31, 2018.

Earnings Conference Call and Webcast

The Company will host a conference call for interested parties on Friday, October 25, 2019, at 10:00 a.m. Eastern Time to discuss the third quarter 2019 results. The public is invited to listen to this conference call by dialing 866-374-8379 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 noon Eastern Time on October 25, 2019 until 9:00 a.m. Eastern Time on November 15, 2019. The replay will be available by dialing 877-344-7529 and entering access code 10135800 or through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 18 of which are in Virginia and six of which are in Maryland. The Bank also operates two loan production offices.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan and investment products and other financial services; the demand, development and acceptance of new products and services; the performance of vendors or other parties with which the Company does business; time and costs associated with de novo branching, acquisitions, dispositions and similar transactions; the realization of gains and expense savings from acquisitions, dispositions and similar transactions; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber-attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(Dollars in thousands, except per share data)
	30-Sep-19	31-Dec-18	30-Sep-18
Assets
Cash and due from banks	$23,056	$18,292	$12,918
Interest bearing bank deposits	13,742	15,927	11,177
Federal funds sold	-	-	240
Total cash and cash equivalents	36,798	34,219	24,335

Securities available for sale, at fair value	190,159	206,726	200,603
Securities held to maturity, at cost	38,213	42,108	43,559
Equity securities, restricted, at cost	8,929	7,800	7,886
Total securities	237,301	256,634	252,048

Loans held for resale	-	146	-

Loans	1,034,522	993,705	962,425
Purchased credit impaired (PCI) loans	33,958	38,285	39,144
Allowance for loan losses	(8,393)	(8,983)	(8,993)
Allowance for loan losses – PCI loans	(156)	(156)	(137)
Net loans	1,059,931	1,022,851	992,439

Bank premises and equipment, net	29,713	31,488	31,782
Bank premises and equipment held for sale	1,589	1,252	1,252
Leased assets	6,709	-	-
Other real estate owned	4,740	1,099	1,732
Bank owned life insurance	29,161	28,834	28,649
Other assets	16,739	16,627	18,183
Total assets	$1,422,681	$1,393,150	$1,350,420

Liabilities
Deposits:
Noninterest bearing	$183,000	$165,086	$158,854
Interest bearing	994,241	999,889	975,034
Total deposits	1,177,241	1,164,975	1,133,888

Federal funds purchased	71	19,440	10,000
Federal Home Loan Bank borrowings	73,667	59,447	63,820
Trust preferred capital notes	4,124	4,124	4,124
Lease liabilities	6,967	-	-
Other liabilities	7,973	7,703	6,785
Total liabilities	1,270,043	1,255,689	1,218,617

Shareholders' Equity
Common stock (200,000,000 shares authorized $0.01 par value; 22,335,411, 22,132,304, and 22,120,862 shares issued and outstanding, respectively)	223	221	221
Additional paid in capital	150,264	148,763	148,494
Retained deficit	(586)	(10,244)	(13,601)
Accumulated other comprehensive income (loss)	2,737	(1,279)	(3,311)
Total shareholders' equity	152,638	137,461	131,803
Total liabilities and shareholders' equity	$1,422,681	$1,393,150	$1,350,420

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(Dollars in thousands)	YTD	Three months ended		YTD	Three months ended
	2019	30-Sep-19	30-Jun-19	2018	30-Sep-18	30-Jun-18
Interest and dividend income
Interest and fees on loans	$38,246	$13,187	$12,640	$34,122	$11,893	$11,353
Interest and fees on PCI loans	4,877	2,333	1,251	3,937	1,265	1,274
Interest on federal funds sold	14	9	5	1	-	1
Interest on deposits in other banks	300	87	117	203	94	69
Interest and dividends on securities
Taxable	4,483	1,489	1,472	3,816	1,364	1,266
Nontaxable	1,252	355	421	1,654	528	547
Total interest and dividend income	49,172	17,460	15,906	43,733	15,144	14,510
Interest expense
Interest on deposits	10,521	3,698	3,589	7,197	2,699	2,355
Interest on borrowed funds	1,107	343	317	1,442	465	508
Total interest expense	11,628	4,041	3,906	8,639	3,164	2,863

Net interest income	37,544	13,419	12,000	35,094	11,980	11,647
Provision for loan losses	125	-	125	-	-	-
Net interest income after provision for loan losses	37,419	13,419	11,875	35,094	11,980	11,647

Noninterest income
Service charges and fees	2,074	758	707	1,818	626	611
Gain (loss) on securities transactions, net	274	50	238	82	68	(16)
Gain on sale of loans	-	-	-	118	65	53
Income on bank owned life insurance	546	181	184	551	184	184
Mortgage loan income	338	176	100	288	97	80
Other	744	346	222	522	171	223
Total noninterest income	3,976	1,511	1,451	3,379	1,211	1,135

Noninterest expense
Salaries and employee benefits	15,943	5,289	5,273	15,897	5,029	5,019
Occupancy expenses	2,662	813	919	2,361	780	769
Equipment expenses	1,152	377	394	1,024	366	344
FDIC assessment	316	4	162	599	195	198
Data processing fees	1,741	594	579	1,467	482	499
Other real estate expenses, net	662	565	105	158	63	45
Other operating expenses	4,585	1,588	1,559	4,338	1,376	1,313
Total noninterest expense	27,061	9,230	8,991	25,844	8,291	8,187

Income before income taxes	14,334	5,700	4,335	12,629	4,900	4,595
Income tax expense	2,674	1,087	791	2,298	945	813
Net income	$11,660	$4,613	$3,544	$10,331	$3,955	$3,782

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(Dollars in thousands)	Three months ended
	30-Sep-19	30-Jun-19	31-Mar-19	31-Dec-18	30-Sep-18
Interest and dividend income
Interest and fees on loans	$13,187	$12,640	$12,419	$12,169	$11,893
Interest and fees on PCI loans	2,333	1,251	1,293	1,285	1,265
Interest on federal funds sold	9	5	-	4	-
Interest on deposits in other banks	87	117	96	100	94
Interest and dividends on securities
Taxable	1,489	1,472	1,522	1,442	1,364
Nontaxable	355	421	476	508	528
Total interest and dividend income	17,460	15,906	15,806	15,508	15,144
Interest expense
Interest on deposits	3,698	3,589	3,234	3,060	2,699
Interest on borrowed funds	343	317	447	355	465
Total interest expense	4,041	3,906	3,681	3,415	3,164

Net interest income	13,419	12,000	12,125	12,093	11,980
Provision for loan losses	-	125	-	-	-
Net interest income after provision for loan losses	13,419	11,875	12,125	12,093	11,980

Noninterest income
Service charges and fees	758	707	609	692	626
Gain (loss) on securities transactions, net	50	238	(14)	(12)	68
Gain on sale of loans	-	-	-	-	65
Income on bank owned life insurance	181	184	181	184	184
Mortgage loan income	176	100	62	31	97
Other	346	222	176	189	171
Total noninterest income	1,511	1,451	1,014	1,084	1,211

Noninterest expense
Salaries and employee benefits	5,289	5,273	5,381	5,580	5,029
Occupancy expenses	813	919	930	827	780
Equipment expenses	377	394	381	374	366
FDIC assessment	4	162	150	177	195
Data processing fees	594	579	568	655	482
Other real estate expenses, net	565	105	(8)	(45)	63
Other operating expenses	1,588	1,559	1,438	1,465	1,376
Total noninterest expense	9,230	8,991	8,840	9,033	8,291

Income before income taxes	5,700	4,335	4,299	4,144	4,900
Income tax expense	1,087	791	796	787	945
Net income	$4,613	$3,544	$3,503	$3,357	$3,955

COMMUNITY BANKERS TRUST CORPORATION
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCE SHEETS
(Unaudited)
(Dollars in thousands)
	Three months ended September 30, 2019			Three months ended September 30, 2018
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$1,037,433	$13,187	5.04%	$965,763	$11,893	4.89%
PCI loans, including fees	34,999	2,333	26.07	39,614	1,265	12.49
Total loans	1,072,432	15,520	5.74	1,005,377	13,158	5.19
Interest bearing bank balances	13,454	87	2.58	15,244	94	2.45
Federal funds sold	1,795	9	2.08	91	-	1.92
Securities (taxable)	195,401	1,489	3.05	179,738	1,364	3.04
Securities (tax exempt)(1)	49,616	450	3.63	73,985	669	3.62
Total earning assets	1,332,698	17,555	5.23	1,274,435	15,285	4.76
Allowance for loan losses	(8,872)			(9,219)
Non-earning assets	101,129			94,804
Total assets	$1,424,955			$1,360,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand - interest bearing	$155,208	$85	0.22	$153,794	$81	0.21
Savings and money market	224,401	330	0.58	225,100	278	0.49
Time deposits	632,625	3,283	2.06	593,450	2,340	1.56
Total interest bearing deposits	1,012,234	3,698	1.45	972,344	2,699	1.10
Short-term borrowings	4,409	28	2.53	2,163	13	2.32
FHLB and other borrowings	62,079	315	1.99	90,761	452	1.98
Total interest bearing liabilities	1,078,722	4,041	1.49	1,065,268	3,164	1.18
Noninterest bearing deposits	181,249			157,252
Other liabilities	14,246			6,509
Total liabilities	1,274,217			1,229,029
Shareholders’ equity	150,738			130,991
Total liabilities and shareholders’ equity	$1,424,955			$1,360,020
Net interest earnings		$13,514			$12,121
Interest spread			3.74%			3.58%
Net interest margin			4.02%			3.77%

Tax-equivalent adjustment:
Securities		$95			$141

(1)  Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 21%.

COMMUNITY BANKERS TRUST CORPORATION
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCE SHEETS
(Unaudited)
(Dollars in thousands)
	Nine months ended September 30, 2019			Nine months ended September 30, 2018
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$1,016,041	$38,246	5.03%	$956,109	$34,122	4.77%
PCI loans, including fees	36,321	4,877	17.70	41,366	3,937	12.55
Total loans	1,052,362	43,123	5.48	997,475	38,059	5.10
Interest bearing bank balances	15,752	300	2.55	13,063	203	2.08
Federal funds sold	890	14	2.17	79	1	1.80
Securities (taxable)	190,433	4,483	3.14	177,039	3,816	2.87
Securities (tax exempt)(1)	58,577	1,585	3.61	77,370	2,094	3.61
Total earning assets	1,318,014	49,505	5.02	1,265,026	44,173	4.67
Allowance for loan losses	(8,925)			(9,222)
Non-earning assets	100,221			91,994
Total assets	$1,409,310			$1,347,798

LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand - interest bearing	$156,335	$258	0.22	$155,494	$237	0.20
Savings and money market	220,868	930	0.56	234,091	904	0.52
Time deposits	634,434	9,333	1.97	568,983	6,056	1.42
Total interest bearing deposits	1,011,637	10,521	1.39	958,568	7,197	1.00
Short-term borrowings	4,072	84	2.77	3,091	50	2.17
FHLB and other borrowings	64,686	1,023	2.09	99,773	1,392	1.84
Total interest bearing liabilities	1,080,395	11,628	1.44	1,061,432	8,639	1.09
Noninterest bearing deposits	170,919			152,740
Other liabilities	12,809			5,992
Total liabilities	1,264,123			1,220,164
Shareholders’ equity	145,187			127,634
Total liabilities and shareholders’ equity	$1,409,310			$1,347,798
Net interest earnings		$37,877			$35,534
Interest spread			3.58%			3.58%
Net interest margin			3.84%			3.76%

Tax-equivalent adjustment:
Securities		$333			$440

(1)  Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 21%.